EXHIBIT 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR THIRD QUARTER 2009
     SAN RAMON, Calif., October 8, 2009 — Chevron Corporation (NYSE:CVX) today reported in its interim update that earnings for the third quarter 2009 are expected to be higher than in the second quarter 2009. Upstream earnings are projected to increase significantly, reflecting higher prices for crude oil, as well as approximately $400 million of gains related to asset sales and tax items. Downstream results are expected to be relatively flat. Unfavorable foreign currency effects are anticipated in the upstream and downstream business segments though the U.S. dollar weakened less in the third quarter against most major currencies than in the second quarter.
     Basis for Comparison in Interim Update
     The interim update contains certain industry and company operating data for the third quarter 2009. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on October 30, 2009. The reader should not place undue reliance on this data.
     Unless noted otherwise, all commentary is based on two months of the third quarter 2009 versus full second quarter 2009 results.
UPSTREAM — EXPLORATION AND PRODUCTION
     The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.

- MORE -

		2008		2009
						3Q thru	3Q thru
		3Q	4Q	1Q	2Q	Aug	Sep

U.S. Upstream
Net Production:
Liquids	MBD	409	399	441	467	506	n/a
Natural Gas	MMCFD	1,431	1,320	1,379	1,395	1,412	n/a
Total Oil-Equivalent	MBOED	647	619	671	700	741	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	118.25	59.14	43.19	59.71	67.49	68.14
Avg. Midway Sunset Posted Price	$/Bbl	105.54	45.07	34.44	52.69	59.55	60.06
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	10.27	6.96	4.91	3.49	3.67	3.40
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	9.34	4.97	4.01	3.00	3.32	3.10
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	5.85	3.46	3.20	2.25	2.71	2.57

Average Realizations:
Crude	$/Bbl	112.22	51.43	36.85	53.21	62.47	n/a
Liquids	$/Bbl	107.22	49.13	36.00	50.42	59.42	n/a
Natural Gas	$/MCF	8.64	5.23	4.14	3.27	3.47	n/a

International Upstream
Net Production:
Liquids	MBD	1,167	1,308	1,360	1,346	1,333	n/a
Natural Gas	MMCFD	3,618	3,493	3,642	3,593	3,508	n/a
Mined Bitumen	MBD	26	31	25	26	29	n/a
Total Oil-Equivalent — incl. Mined Bitumen	MBOED	1,796	1,921	1,992	1,970	1,946	n/a

Pricing:
Avg. Brent Spot Price [1]	$/Bbl	115.09	55.48	44.46	59.13	68.54	68.15

Average Realizations:
Liquids	$/Bbl	102.73	46.79	39.43	53.17	61.69	n/a
Natural Gas	$/MCF	5.37	5.10	4.21	3.73	3.96	n/a

[1]	The Avg. Brent Spot Price is based on Platts daily assessments, using Chevron’s internal formula to produce a quarterly average.
     Compared with the average for the second quarter 2009, net U.S. oil-equivalent production during the first two months of the third quarter increased 41,000 barrels per day mainly due to the ramp-up of production at Tahiti in the Gulf of Mexico.
     International net oil-equivalent production decreased 24,000 barrels per day compared with the second quarter. The liquids component of oil-equivalent production decreased 13,000 barrels per day reflecting disruptions to operations in Nigeria related to local civil unrest. These effects more than offset higher volumes in Kazakhstan following planned maintenance in the second quarter and increased production associated with continued ramp-up at the Agbami Field offshore Nigeria. Net natural gas production decreased 85 million cubic feet per day, largely due to planned maintenance at North Sea fields.

- MORE -

     U.S. crude oil realizations for the first two months of the third quarter increased $9.26 per barrel to $62.47. International liquids realizations increased $8.52 to $61.69 per barrel. U.S. natural gas realizations increased $0.20 to $3.47 per thousand cubic feet and average international natural gas realizations increased $0.23 per thousand cubic feet to $3.96.
     International upstream results are projected to include gains and related tax effects of about $400 million connected with formal project approval and previously announced sales of partial interests in the Gorgon project in Australia.
DOWNSTREAM — REFINING, MARKETING AND TRANSPORTATION
     The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company will differ due to crude and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2008		2009
						3Q thru	3Q thru
		3Q	4Q	1Q	2Q	Aug	Sep

Downstream

Market Indicators:	$/Bbl

Refining Margins
U.S. West Coast — Blended 5-3-1-1		20.04	15.29	19.20	15.18	16.88	16.13
U.S. Gulf Coast — Maya 5-3-1-1		29.54	18.96	14.74	13.46	13.88	12.54
Singapore — Dubai 3-1-1-1		7.70	6.07	5.49	4.08	4.60	4.54
N.W. Europe — Brent 3-1-1-1		6.50	6.58	4.18	4.36	4.14	4.23

Marketing Margins
U.S. West — Weighted DTW to Spot		8.80	9.11	0.83	3.61	7.77	8.96
U.S. East — Houston Mogas Rack to Spot		1.99	3.64	2.19	2.91	3.39	3.47
Asia-Pacific / Middle East / Africa		4.88	6.87	4.67	4.26	3.65	n/a

Actual Volumes:
U.S. Refinery Input	MBD	922	930	938	923	868	n/a
Int’l Refinery Input	MBD	976	973	985	970	995	n/a
U.S. Branded Mogas Sales	MBD	601	606	613	639	633	n/a
     For the full third quarter, U.S. and international refining indicator margins were mixed. Marketing indicator margins were higher in the United States but lower in the Asia-Pacific / Middle East / Africa area.
     During the first two months of the third quarter, daily U.S. refinery crude-input volumes were down 55,000 barrels per day, or about six percent, primarily resulting from planned maintenance at the Richmond refinery in California. Outside the United States, refinery crude-input volumes were up 25,000 barrels per day following planned second quarter maintenance at the Yeosu refinery in South Korea.
     International downstream results in the full third quarter are expected to be lower, in part due to the absence of gains from the sales of marketing businesses in Kenya and Cameroon recorded in the second quarter and unfavorable tax effects.

- MORE -

CHEMICALS

		2008		2009
						3Q thru	3Q thru
		3Q	4Q	1Q	2Q	Aug	Sep

Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		15.46	14.97	7.29	6.90	7.52	7.86
HDPE Industry Contract Sales Margin		23.21	22.28	17.96	24.54	27.62	26.86
Styrene Industry Contract Sales Margin		14.36	16.04	14.80	13.84	11.32	11.76
Note: Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
     In the Chemicals segment, full third quarter results are projected to increase on improved margins and sales volumes across several product lines.
ALL OTHER
     The company’s general guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $350 million. Due to foreign currency effects and the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the guidance range or current projections. Total net charges in the third quarter are expected to be lower than the guidance range.
# # #
NOTICE
Chevron’s discussion of third quarter 2009 earnings with security analysts will take place on Friday, October 30, 2009, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s website at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events & Presentations” in the “Investors” section on the website.

- MORE -

     CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE
PURPOSE OF “SAFE HARBOR’’ PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude-oil and natural-gas prices; refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude-oil liftings, the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude-oil and natural-gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries (OPEC); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign-currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 30 and 31 of the company’s 2008 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this Interim Update could also have material adverse effects on forward-looking statements.